                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        SCB COMPUTER TECHNOLOGY, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]



                         SCB COMPUTER TECHNOLOGY, INC.
                           1365 WEST BRIERBROOK ROAD
                            MEMPHIS, TENNESSEE 38138
                                 (901) 754-6577

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 6, 1996


         The Annual Meeting of Shareholders of SCB Computer Technology, Inc. (the "Company") will be held at 10:00 a.m., local time, on Friday, September 6, 1996 at the Crescent Club, 6075 Poplar Avenue, Ninth Floor, Memphis, Tennessee for the following purposes:

         1. To elect five directors to hold office for a term of one year and until their successors are duly elected and qualified;

         2. To ratify the appointment of Ernst & Young LLP as the independent accountants of the Company; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on July 22, 1996 are entitled to notice of and to vote at the Annual Meeting. Your attention is directed to the Proxy Statement accompanying this notice for a complete statement regarding matters to be acted upon at the Annual Meeting.

                                            By order of the Board of Directors,


                                            /s/ Gordon L. Bateman
                                            -----------------------------------
                                            GORDON L. BATEMAN
                                            Secretary


Memphis, Tennessee
August 7, 1996




       We urge you to attend the Annual Meeting. Whether or not you plan to attend, please complete, date, and sign the enclosed proxy card and return it in the enclosed postage-paid envelope. A proxy may be revoked by a shareholder at any time prior to its use as specified in the accompanying Proxy Statement.

                         SCB COMPUTER TECHNOLOGY, INC.

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS


         The accompanying proxy is solicited by the Board of Directors of SCB Computer Technology, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Crescent Club, 6075 Poplar Avenue, Ninth Floor, Memphis, Tennessee on Friday, September 6, 1996, at 10:00 a.m., local time, and any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to shareholders is August 7, 1996.

         Only holders of the Company's common stock, $.01 par value (the "Common Stock"), at the close of business on July 22, 1996 are entitled to vote at the Annual Meeting. On such date, the Company had 7,015,583 shares of the Common Stock issued and outstanding. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

         Shares represented by valid proxies will be voted in accordance with instructions contained therein, or, in the absence of such instructions, in accordance with the Board of Directors' recommendations. Any shareholder of the Company has the unconditional right to revoke a proxy at any time prior to the voting thereof by any action inconsistent with the proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy, or personally appearing at the Annual Meeting and casting a contrary vote. No such revocation will be effective, however, unless and until notice of such revocation has been received by the Company at or prior to the Annual Meeting.

         The Board of Directors knows of no other matters to be brought to a vote at the Annual Meeting. If any other matter properly does come before the Annual Meeting, however, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

         The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling, and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company's executive officers or employees personally or by telephone or telecopy. Upon request, the Company will reimburse brokers, dealers, banks, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding solicitation material to beneficial owners of the Common Stock.

PROPOSAL ONE: ELECTION OF DIRECTORS

         Under the Company's Amended and Restated Charter, each of the members of the Board of Directors is elected at the annual meeting of shareholders and holds office until the next annual meeting of shareholders and until the incumbent director's successor is duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. The nominees for election are elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors.

         Unless contrary instructions are received, shares of voting securities of the Company represented by duly executed proxies will be voted in favor of the election of the nominees named herein. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve and at this time does not have any substitute nominees under consideration.

         The following persons are the Board of Directors' nominees for election to serve as directors. The nominees are presently directors of the Company. Certain information relating to the nominees is set forth in the following table.

           NAME OF DIRECTOR                                      BACKGROUND INFORMATION
           ----------------                                      ----------------------
      T. Scott Cobb                             Mr. Cobb, 58, is a founder of the Company and has served
                                                as Chairman of the Board since the Company's
                                                incorporation in 1984. From 1984 until June 1996, Mr.
                                                Cobb also served as President of the Company. Mr. Cobb
                                                was a partner in Seltmann, Cobb & Bryant, the Company's
                                                predecessor, from its formation in 1976 until 1984.
                                                Prior to founding the Company, Mr. Cobb was associated
                                                with Touche Ross & Company, a predecessor to the
                                                accounting firm of Deloitte & Touche LLP, and also held
                                                several engineering positions, including chief computer
                                                engineer for the 1969 lunar landing, during his 12 years
                                                of service at Grumman Aircraft Engineering Corporation,
                                                a predecessor to Grumman Corporation. Mr. Cobb is the
                                                father of Jeffrey S. Cobb, Executive Vice President of
                                                Operations of the Company.

      Ben C. Bryant, Jr.                        Mr. Bryant, 49, is a founder of the Company and has
                                                served as Chief Executive Officer, Treasurer, and Vice
                                                Chairman of the Board of the Company since 1984. Mr.
                                                Bryant has also served as President of the Company since
                                                June 1996. Mr. Bryant was a partner in Seltmann, Cobb &
                                                Bryant, the Company's predecessor, from its formation in
                                                1976. From 1974 to 1976, Mr. Bryant was associated with
                                                Touche Ross & Company. Prior to 1974, Mr. Bryant served
                                                in a variety of positions, including manager of business
                                                systems development, with McDonnell Douglas Corporation.

      Steve N. White                            Mr. White, 48, has served as Executive Vice President-
                                                Development since June 1996 and as a Director since
                                                December 1995.  Mr. White has also served in varying
                                                capacities for the Company for more than 15 years,
                                                including as Chief Operating Officer from 1990 to June
                                                1996. Prior to joining the Company, Mr. White served as
                                                senior auditor with Touche Ross & Company.

      James E. Harwood                          Mr. Harwood, 60, has served as a Director of the Company
                                                since January 1996. Mr. Harwood has served as president
                                                of Sterling Equities, Inc., an investment services firm,
                                                since 1990. From 1980 to 1990, Mr. Harwood held several
                                                executive positions with Schering-Plough Corporation, a
                                                pharmaceutical and health care products company. Mr.
                                                Harwood also serves as a director for Morgan Keegan,
                                                Inc., a regional securities firm; Leader Financial
                                                Corporation, a savings bank holding company; and
                                                Washington Life Insurance Co.

           NAME OF DIRECTOR                                      BACKGROUND INFORMATION
           ----------------                                      ----------------------
      Joseph W. McLeary                         Mr. McLeary, 57, has served as a Director of the Company
                                                since January 1996. Mr. McLeary is chairman of the board
                                                and chief executive officer of Midland Financial Group,
                                                Inc., a publicly-held automobile insurance company, and
                                                has served in these capacities since 1987. Mr. McLeary
                                                also serves as a director of Equity Inns, Inc., a real
                                                estate investment trust specializing in hotel
                                                properties.

         The Board of Directors has established a policy of holding meetings on a regular quarterly basis and on other occasions when required by special circumstances. Certain directors also devote their time and attention to the Board's principal standing committees. The committees and their primary functions are as follows:

                 Audit Committee -- This committee (the "Audit Committee") makes recommendations to the Board of Directors with respect to the Company's financial statements and the appointment of independent accountants, reviews significant audit and accounting policies and practices, meets with the Company's independent accountants concerning, among other things, the scope of audits and reports, and reviews the performance of the overall accounting and financial controls of the Company. The Audit Committee is comprised of Messrs. Harwood, McLeary, and White.

                 Compensation Committee -- This committee (the "Compensation Committee") has the responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of executive officers, advising management regarding benefits and other terms and conditions of compensation, and administering the Company's 1995 Stock Incentive Plan (the "Stock Incentive Plan"). The Compensation Committee is comprised of Messrs. Harwood and McLeary.

         The Board of Directors held three meetings during the fiscal year ended April 30, 1996. The Compensation Committee, which was established immediately prior to the Company's initial public offering in February 1996, held one meeting during the fiscal year ended April 30, 1996. The Audit Committee, also established in February 1996, held no meetings during the fiscal year ended April 30, 1996. Each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and the respective committees of which they were members during the fiscal year ended April 30, 1996.

         The Board of Directors does not have a nominating committee. Nominations for election to the Board of Directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors, or by any shareholder entitled to vote for the election of directors. Nominations made by shareholders must be made by written notice (setting forth the information required by the Company's Amended and Restated Bylaws) received by the Secretary of the Company at least 120 days in advance of an annual meeting or within 10 days of the date on which notice of a special meeting for the election of directors is first given to shareholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information with respect to the beneficial ownership of shares of the Common Stock as of the date hereof by (i) each current director of the Company (including the nominees); (ii) each of the executive officers named in the Summary Compensation Table on page 5 hereof (the "Named Executive Officers"); (iii) each shareholder of the Company known to management of the Company to own beneficially more than 5% of the outstanding shares of the Common Stock; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that the beneficial owner set forth in the table has sole voting and investment power.

                                                         Amount and
               Name of                              Nature of Beneficial                               Percent
          Beneficial Owner                              Ownership(1)                                  of Class
          ----------------                              ------------                                  --------
SCB Computer Technology, Inc.
 ESOP and Trust (2)(3)                                       779,078                                    11.1%

T. Scott Cobb (2)                                          1,632,908 (4)(5)                             23.3%

Ben C. Bryant, Jr. (2)                                     1,752,515 (5)(6)                             25.0%

Steve N. White                                               145,112 (7)                                 2.1%

Gary Ellis                                                    48,821 (8)                                  *

Gordon L. Bateman                                             66,670 (9)                                 1.0%

James E. Harwood                                               2,000                                      *

Joseph W. McLeary                                              2,000                                      *

All directors and executive
 officers as a group (9 persons)                           3,725,411                                    53.0%


________________________
*   Indicates ownership of less than one percent of the outstanding Common
    Stock.

(1) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock that a beneficial owner has the right to acquire within 60 days of the date hereof are considered to be beneficially owned by such person and are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Address: 1365 West Brierbrook Road, Memphis, Tennessee 38138.
(3) Approximately 265 employees of the Company participate in the ESOP. T. Scott Cobb and Ben C. Bryant, Jr. are the trustees of the ESOP.
(4) Includes 94,341 shares allocated to Mr. Cobb by the ESOP and 374,526 shares owned by Mr. Cobb's wife and minor daughter. Does not include 252,342 shares beneficially owned by Mr. Cobb's children who are 18 years of age or older.
(5) Does not include shares held by the ESOP that are not allocated to the accounts of Messrs. Cobb or Bryant. See Notes (4) and (6). Messrs. Cobb and Bryant, as trustees, have no voting or investment power with respect to shares held by the ESOP.
(6) Includes 94,341 shares allocated to Mr. Bryant by the ESOP and 318,254 shares beneficially owned by Mr. Bryant's wife. Does not include 119,688 shares beneficially owned by Mr. Bryant's children who are 18 years of age or older.
(7) Includes 52,675 shares allocated to Mr. White by the ESOP.
(8) Includes 37,568 shares allocated to Mr. Ellis by the ESOP.
(9) Includes 23,951 shares allocated to Mr. Bateman by the ESOP.

                             EXECUTIVE COMPENSATION

         The following table sets forth the total compensation paid or accrued by the Company on behalf of the Chief Executive Officer and the other four most highly compensated executive officers who received an annual salary and bonus in excess of $100,000 (together with the Chief Executive Officer, the "Named Executive Officers") for the fiscal year ended April 30, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                           ANNUAL COMPENSATION                       AWARDS
                                 ---------------------------------------     ---------------------
                                                                             SECURITIES UNDERLYING
   NAME AND PRINCIPAL POSITION   FISCAL YEAR   SALARY ($)(1)   BONUS ($)        OPTIONS/SARS (#)
   ---------------------------   -----------   -------------   ---------     ---------------------
   T. Scott Cobb                   1996(2)      1,182,420       700,000               --
      Chairman                      1995        1,425,925       659,075               --

   Ben C. Bryant, Jr.              1996(2)      1,182,420       700,000               --
      Vice Chairman,                1995        1,425,925       659,075               --
      President, Chief
      Executive Officer, and
      Treasurer

   Steve N. White                    1996         285,417       661,362(3)            --
      Executive Vice President       1995         227,646          --                 --
      - Development


   Gary Ellis                        1996         170,000       109,717(3)          10,100
      Senior Vice President          1995         146,820        20,000               --

   Gordon L. Bateman                 1996         151,250       176,612(3)          10,100
      Chief Financial Officer,       1995         143,200         --                  --
      Executive Vice
      President, and Secretary



(1) Includes amounts deferred by the employee under the Company's 401(k) plan.
(2) In February 1996, each of Messrs. Cobb and Bryant entered into employment agreements with the Company. Each employment agreement is for a term expiring on April 30, 1999. The employment agreements initially provided for an annual base salary of $600,000, increasing 10% on each of May 1, 1997 and 1998. Effective as of July 1, 1996, each of the employment agreements was amended to reduce the annual base salary to $300,000. The agreements also provide for bonuses of $100,000 or $200,000 per year to each of Messrs. Cobb and Bryant in the event the Company exceeds 110% or 125%, respectively, of pre-tax earnings targets established by the Board of Directors at the beginning of each fiscal year. The employment agreements can be terminated at any time for "cause," as defined in each employment agreement. Each agreement will also terminate if the employee becomes disabled or otherwise unable to perform his assigned duties for a period of 90 consecutive days. In the event the employee is terminated by the Company without cause or because of a disability, the Company must continue to pay the employee's salary for the balance of the term of the agreement. The employment agreements also contain a noncompetition covenant for a period of one year following a termination of employment by the employee for any reason or by the Company for cause.
(3) Represents the value of shares of Common Stock ($9.75 per share) granted to the Named Executive Officer on October 31, 1995.

         The following table summarizes certain information regarding stock options issued to the Named Executive Officers during the fiscal year ended April 30, 1996. No stock appreciation rights ("SARs") have been granted by the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES OF
                                                                                             STOCK APPRECIATION FOR
                                                INDIVIDUAL GRANTS                                OPTION TERM (2)
                         ---------------------------------------------------------------   --------------------------
                              NUMBER OF       PERCENT OF TOTAL
                             SECURITIES        OPTIONS GRANTED     EXERCISE
                         UNDERLYING OPTIONS    TO EMPLOYEES IN      PRICE     EXPIRATION
           NAME            GRANTED (#)(1)        FISCAL 1996      ($/SHARE)      DATE           5%($)        10%($)
    ------------------   ------------------   ----------------    ---------   ----------   --------------------------
    T. Scott Cobb                --                  --               --          --              --           --

    Ben C. Bryant, Jr.           --                  --               --          --              --           --

    Steve N. White               --                  --               --          --              --           --

    Gary Ellis                 10,100                 5.1%          $15.50      2/14/06         98,475      249,470

    Gordon L. Bateman          10,100                 5.1%          $15.50      2/14/06         98,475      249,470

____________

(1) All options were granted pursuant to the Stock Incentive Plan and vest in one-quarter increments annually beginning February 14, 1997.
(2) Potential realizable value is calculated from a base stock price of $15.50, the exercise prices of the options granted.


         The following table summarizes certain information with respect to stock options issued to the Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL 1996 YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-THE-
                                                         UNEXERCISED OPTIONS HELD AT          MONEY OPTIONS HELD AT
                                                                APRIL 30, 1996                  APRIL 30, 1996(1)
                                                                      (#)                              ($)
                                                         -----------------------------     ----------------------------
                        SHARES ACQUIRED      VALUE
         NAME           ON EXERCISE (#)   REALIZED($)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
  ------------------    ---------------   -----------    -----------     -------------     -----------    -------------
  T. Scott Cobb               --              --             --                --              --              --

  Ben C. Bryant, Jr.          --              --             --                --              --              --

  Steve N. White              --              --             --                --              --              --

  Gary Ellis                  --              --             --              10,100            --            111,100

  Gordon L. Bateman           --              --             --              10,100            --            111,100

____________

(1) Reflects the market value of the underlying securities at $26.50 per share, the closing price on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") on April 30, 1996, less the exercise price ($15.50 per share).

DIRECTOR COMPENSATION

         Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. Directors who are not employed by the Company (the "Outside Directors") are entitled to a fee of $3,000 for each board or committee meeting attended. All directors are entitled to reimbursement for their actual out-of-pocket expenses incurred in connection with attending meetings.

         The Stock Incentive Plan provides for automatic grants of up to an aggregate of 50,000 non-qualified stock options to Outside Directors. Options to purchase 5,000 shares of Common Stock were granted to those persons serving as Outside Directors as of the consummation of the initial public offering (Messrs. Harwood and McLeary) at an exercise price of $15.50 per share, the initial public offering price. Options to purchase 5,000 shares of Common Stock will be automatically granted to additional Outside Directors upon their initial election to the Board of Directors. Options to purchase 2,500 shares of Common Stock will also be automatically granted to each Outside Director upon his or her reelection to the Board of Directors beginning with the 1997 Annual Meeting of Shareholders, if such director has served as such for at least eleven months as of the date of such reelection. An option granted to an Outside Director will enable the optionee to purchase shares of Common Stock at the fair market value of the Common Stock on the date of grant. Outside Directors' options first become exercisable one year from the date of grant and have a term of ten years from the date of grant. The exercise price may be paid in cash, shares of Common Stock, or a combination thereof.

1995 STOCK INCENTIVE PLAN

         The Stock Incentive Plan was approved by the Board of Directors of the Company in December 1995 and by the shareholders in January 1996. Under the Stock Incentive Plan, the Compensation Committee has the authority to grant to key employees and consultants of the Company the following types of awards: (1) stock options; (2) stock appreciation rights; (3) restricted stock; and/or (4) other stock-based awards. Pursuant to the Stock Incentive Plan, 600,000 shares of Common Stock have been reserved for award. Any shares as to which an option or other award expires, lapses unexpired, or is forfeited, terminated, or canceled may become subject to a new option or other award. The Stock Incentive Plan will terminate on, and no award may be granted later than, the tenth anniversary of the date of adoption of the Stock Incentive Plan, but the exercise date of awards granted prior to such tenth anniversary may extend beyond that date.

         Incentive stock options ("ISOs") and non-qualified stock options ("NSOs") may be granted for such number of shares as the Compensation Committee may determine and may be granted alone, in conjunction with, or in tandem with other awards under the Stock Incentive Plan or cash awards outside the Stock Incentive Plan. A stock option will be exercisable at such times and subject to such terms and conditions as the Compensation Committee determines. In the case of an ISO, the term will be no more than ten years after the date of grant (five years in the case of ISOs for certain 10% shareholders), and the option price will not be less than 100% (110% in the case of certain 10% shareholders) of the fair market value of the Common Stock as of the date of grant. The option price for any non-qualified stock option will not be less than 50% of the fair market value as of the date of grant. Stock options and stock appreciation rights granted under the Stock Incentive Plan may not be assigned or transferred other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

         Stock appreciation rights may be granted under the Stock Incentive Plan in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable. Once a stock appreciation right has been exercised, the related portion of the stock option underlying the stock appreciation right terminates. Upon the exercise of a stock appreciation right, the Compensation Committee will pay to the employee or consultant in cash, Common Stock or a combination thereof (the method of payment to be at the discretion of the Committee), an amount equal to the excess of the fair market value of the Common Stock on the exercise date over the option price, multiplied by the number of stock appreciation rights being exercised.

         Restricted stock awards may be granted alone, in addition to, or in tandem with, other awards under the Stock Incentive Plan. The provisions attendant to a grant of restricted stock may vary from participant to participant. In making an award of restricted stock, the Compensation Committee will determine the periods during which the restricted stock is subject to forfeiture and may provide such other awards designed to guarantee a minimum of value for such stock. During the restriction period, the employee or consultant may not sell, transfer, pledge, or assign the restricted stock but will be entitled to vote the restricted stock and to receive, at the election of the Compensation Committee, cash or deferred dividends.

         The Compensation Committee also may grant other types of awards such as performance shares, convertible preferred stock, convertible debentures or other exchangeable securities that are valued, as a whole or in part, by reference to or otherwise based on the Common Stock. These awards may be granted alone, in addition to, or in tandem with, stock options, stock appreciation rights, restricted stock, or cash awards outside of the Stock Incentive Plan. Awards will be made upon such terms and conditions as the Compensation Committee may determine.

         If there is a change in control or a potential change in control of the Company (as defined in the Stock Incentive Plan), stock appreciation rights and limited stock appreciation rights outstanding for at least six months, and any stock options which are not then exercisable, in the discretion of the Board, may become fully exercisable and vested. Notwithstanding the foregoing, stock appreciation rights held by a person subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be automatically exercised if the change in control or potential change in control is not within the control of such person for purposes of Rule 16b-3(e)(3) of the Exchange Act. Also, in the discretion of the Board, the restrictions and deferral limitations applicable to restricted stock and other stock-based awards may lapse and such shares and awards will be deemed fully vested. Stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, and other stock-based awards, will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price (as defined in the Stock Incentive Plan and as described below). The change in control price will be the highest price per share paid in any transaction reported on the Nasdaq National Market or paid or offered to be paid in any bona fide transaction relating to a change in control or potential change in control at any time during the immediately preceding 60-day period. The Compensation Committee has the discretion to determine the change in control price, based on the parameters described in the preceding sentence.

         Because awards under the Stock Incentive Plan are at the discretion of the Compensation Committee, the benefits that will be awarded under the Stock Incentive Plan in the future are not currently determinable. The following table shows as to (i) each of the Named Executive Officers, (i) all executive officers as a group, (iii) all current directors who are not executive officers as a group, (iv) each nominee for election as a director, and (v) all other employees as a group, the aggregate number of shares of Common Stock subject to options granted under the Stock Incentive Plan and the average per share option exercise price. As of July 22, 1996, the market value of a share of Common Stock based on the closing price for such stock on the Nasdaq National Market was $17.00.

                         STOCK INCENTIVE PLAN BENEFITS

                                                                                 AVERAGE
                                                                              EXERCISE PRICE
                                 NAME                      OPTIONS (#)         PER SHARE($)
                                 ----                      -----------         ------------
                 T. Scott Cobb                                  --                  --

                 Ben C. Bryant, Jr.                             --                  --

                 Steve N. White                                 --                  --

                 Gary Ellis                                   10,100               15.50

                 Gordon L. Bateman                            10,100               15.50

                 James E. Harwood                              5,000               15.50

                 Joseph W. McLeary                             5,000               15.50

                 Executive officers as a group                50,400               15.50

                 Outside Directors as a group                 10,000               15.50

                 All other employees as a group              149,000               15.50


         CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Neither the grant nor the exercise of an ISO will result in taxable income to the employee. The tax treatment on the sale of the Common Stock acquired upon exercise of an ISO depends on whether the holding period requirement is satisfied. The holding period requirement is met if the disposition by the employee occurs (i) at least two years after the date of grant of the option, (ii) at least one year after the date the shares were transferred to the employee, and (iii) while the employee remains employed by the Company or not more than three months after his or her termination of employment (or not more than one year in the case of a disabled employee). In the case of a deceased employee, the ISO may be exercised by the deceased employee's legal representative provided the deceased employee had satisfied the holding period requirement at the time of his or her death. The Stock Incentive Plan limits the right of the legal representative of any deceased employee to exercise an option to one year following death. If the holding period is satisfied, the excess of the amount realized upon sale of the Common Stock over the price paid for these shares will be treated as a long-term capital gain. If the employee disposes of the Common Stock before the holding period is met (a "disqualifying disposition"), the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income to the employee at the time of disposition, and the Company will be entitled to a corresponding deduction. The balance of the gain, if any, will be a capital gain for the employee. Any capital gain realized by the employee will be long-term capital gain if the employee's holding period for the Common Stock at the time of disposition is more than one year; otherwise it will be short-term.

         Although the exercise of an ISO will not result in taxable income to the employee, the excess of the fair market value of the shares on the date of exercise over the exercise price will be included in the employee's "alternative minimum taxable income" under Section 56 of the Internal Revenue Code of 1986, as amended (the "Code"). This inclusion might subject the employee to, or increase his or her liability for, the alternative minimum tax under Section 55 of the Code.

         There will be no federal income tax consequences to the Company or to the grantee upon the grant of an NSO under the Stock Incentive Plan. However, the grantee, except as noted below, upon exercise of the NSO will realize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the employee realizes ordinary income. If the Common Stock so acquired is later sold or exchanged, the difference between the sales price and the fair market value of such stock on the date of exercise of the option is generally taxable as long-term or short-term capital gain or loss depending upon whether the Common Stock has been held for more than one year after such date.

         A grantee who pays the exercise price upon exercise of an ISO or NSO, in whole or in part, by delivering shares of the Company's stock already owned by him or her will realize no gain or loss for federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above. Shares acquired upon exercise which are equal in number to the shares surrendered will have a basis equal to the basis of the shares surrendered, and (except as noted below with respect to disqualifying dispositions) the holding period of such shares will include the holding period of the shares surrendered. In the case of an NSO, the basis of additional shares received upon exercise of the NSO will be equal to the fair market value of such shares on the date of exercise, and the holding period for such additional shares will commence on the date the option is exercised. In the case of an ISO, the basis of the additional shares received will be zero, and the holding period for such shares will commence on the date of the exchange. If any of the shares received upon exercise of the ISO are disposed of within two years of the date of grant of the ISO or within one year after exercise, the shares with the lowest basis (i.e., zero basis) will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as previously discussed above.

         The Company has the right to deduct from other compensation paid to the employee an amount sufficient to satisfy any federal, state, and local withholding tax requirements prior to the delivery of any certificate for such shares.

         The Stock Incentive Plan is not intended to be a "qualified plan" under Section 401(a) of the Code.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company established a Compensation Committee immediately prior to the Company's initial public offering in February 1996. Prior to the offering, all directors, including Messrs. Cobb, Bryant, and White, each an executive officer of the Company, participated in deliberations concerning executive officer compensation. Except as set forth in the preceding sentence, no executive officer of the Company served during fiscal year 1996 as a member of a compensation committee or as a director of any entity of which any of the Company's directors serves as an executive officer.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Prior to the initial public offering in February 1996, the Board of Directors established a Compensation Committee composed of Messrs. Harwood and McLeary. Neither of these persons has at any time been an officer or employee of the Company. Prior to the establishment of the Compensation Committee, the Board of Directors had no compensation committee or other committee performing similar functions. Accordingly, decisions with respect to compensation of the Named Executive Officers for the fiscal year ended April 30, 1996 were made by the Board of Directors.

         Currently, Messrs. Cobb and Bryant are compensated in accordance with the terms of employment agreements approved by the Board of Directors and entered into upon the consummation of the initial public offering. The remainder of the executive officers are compensated pursuant to an executive compensation program established by the Board of Directors. The overall objectives of the Company's executive compensation program are to:

         - attract and retain the highest quality talent to lead the Company;

         - reward key executives based on corporate and individual performance; and

         -       provide incentives designed to maximize shareholder value.

         The philosophy upon which these objectives are based is to provide incentives to the Company's officers to enhance the profitability of the Company and to align closely the financial interests of the Company's officers with those of its shareholders. In order to implement this philosophy, the Compensation Committee is currently reviewing the individual elements of executive compensation, including salaries, incentive compensation awards, and stock option awards. The Compensation Committee has not engaged an independent compensation consulting firm to assist the Compensation Committee in further developing the Company's compensation program but may do so during the fiscal year ended April 30, 1997.

         Section 162(m) of the Code generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company's Chief Executive Officer and any of the four other most highly compensated officers. The $1,000,000 limitation applies to all types of compensation, including restricted stock awards and amounts realized on the exercise of stock options and SARs, unless the awards and plan under which they are made qualify as "performance based" under the terms of the Code and related regulations. Under the regulations, executive compensation pursuant to the Company's Stock Incentive Plan should qualify as "performance based" compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, are not excluded from such limit. The Company currently anticipates that compensation of its executive officers will be deductible under Section 162(m) because executive officer compensation is presently below the limit and because the Company intends to continue to utilize performance based compensation in future periods.


                                                               JAMES E. HARWOOD
                                                               JOSEPH W. MCLEARY


                               PERFORMANCE GRAPH

         The following graph compares the cumulative returns of $100 invested on February 15, 1996 (the date of the Company's initial public offering) in (a) the Common Stock, (b) the CRSP Index for the Nasdaq Stock Market-U.S. Corporations and (c) the CRSP Index for Nasdaq Computer and Data Processing Stocks, assuming reinvestment of all dividends.

                                   [GRAPH]


                                                     2/15/96                    4/30/96
                                                     -------                    -------
  SCB Computer Technology, Inc.                      $100.00                    $162.00

  NASDAQ Stock Market (US Corp)                      $100.00                    $110.00

  NASDAQ Computer & Data Processing Stocks           $100.00                    $113.00


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Brothers Leasing. During the fiscal year ended April 30, 1996, the Company purchased and leased computers and other equipment from Brothers Rental and Leasing ("Brothers Leasing"), which is owned by Kenneth Cobb who is a son of T. Scott Cobb, Chairman of the Company. Payments by the Company to Brothers Leasing during fiscal 1996 aggregated $116,939, consisting of $39,444 paid in connection with the leasing of certain equipment and a payment of $77,495 for the purchase of the equipment under lease at its fair market value. The Company's relationship with Brothers Leasing has been terminated.

         Duck Hill Ranch. Prior to October 31, 1995, the Company loaned money from time to time to Duck Hill Ranch Incorporated ("Duck Hill"), a subchapter S corporation under the Code, the outstanding capital stock of which is owned equally by T. Scott Cobb, Chairman, and Ben C. Bryant, Jr., Chief Executive Officer, Vice Chairman of the Board, and President. The loans bore interest at rates above the applicable federal rate under the Code, and were repaid each year. During the fiscal year ended April 30, 1996, the highest amount of indebtedness outstanding to the Company from Duck Hill (and the average interest rates charged by the Company during such period) was $231,000 (8.00%). At April 30, 1996, no amounts were outstanding on loans by the Company to Duck Hill.

         Officer Loans. During the fiscal year ended April 30, 1996, the highest amount of indebtedness outstanding to the Company from Mr. Cobb (and the average interest rates charged by the Company during such period) was $73,500 (8.00%). At April 30, 1996, no amounts of indebtedness of Mr. Cobb to the Company were outstanding.


PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

         Upon recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, independent public accountants, to audit the accounts of the Company for the fiscal year ending April 30, 1997 and recommends that shareholders vote to ratify such selection. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL TWO.


                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The executive officers, directors, and greater than ten percent shareholders are required by federal securities regulations to furnish the Company with copies of all Section 16(a) reports filed. Based solely on the Company's review of the copies of such reports and written representations from certain reporting persons furnished to the Company, the Company believes that its officers, directors, and greater than ten percent shareholders were in compliance with all applicable filing requirements.


                    DEADLINE FOR SUBMISSION TO SHAREHOLDERS
                      OF PROPOSALS TO BE PRESENTED AT THE
                      1997 ANNUAL MEETING OF SHAREHOLDERS

         Any proposal intended to be presented for action at the 1997 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than April 10, 1997 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 1997 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Securities and Exchange Commission.


                            METHOD OF COUNTING VOTES

         Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" will be counted as present for the purposes of determining a quorum. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another non-routine proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Assuming the presence of a quorum, abstentions and "non-votes" will have no effect on the proposals to be submitted to the shareholders at the Annual Meeting.


                                 MISCELLANEOUS

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 1996 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO GORDON L. BATEMAN, SECRETARY, SCB COMPUTER TECHNOLOGY, INC., 1365 WEST BRIERBROOK ROAD, MEMPHIS, TENNESSEE 38138. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY'S COST.

Date: August 7, 1996

                                                                     APPENDIX A

                         SCB COMPUTER TECHNOLOGY, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY, SEPTEMBER 6, 1996.

The undersigned hereby appoints T. Scott Cobb and Ben C. Bryant, Jr., and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Shareholders of SCB Computer Technology, Inc. to be held at the Crescent Club, Ninth Floor, 6075 Poplar Avenue, Memphis, Tennessee, on Friday, September 6, 1996 at 10:00 a.m., local time, and any adjournments thereof.

PROPOSAL 1:  ELECTION OF DIRECTORS:

    / / FOR all of the following nominees (except as indicated to the contrary below):

         T. Scott Cobb         Steve N. White         Joseph W. McLeary
         Ben C. Bryant, Jr.   James E. Harwood

    / / WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names):

- --------------------------------------------------------------------------------

    / / WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF ACCOUNTANTS:

    / / FOR the appointment of Ernst & Young LLP

    / / AGAINST the appointment of Ernst & Young LLP

    / / WITHHOLD AUTHORITY (ABSTAIN)

        IMPORTANT: PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.

Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors and FOR the ratification of the selection of the accountants.

Date:            , 1996.                     PLEASE SIGN HERE AND RETURN
      -----------                            PROMPTLY

                                             ----------------------------------

                                             ----------------------------------

                                             Please sign exactly as your name
                                             appears at left. If shares are
                                             registered in the names of two or
                                             more persons, each should sign.
                                             Executors, administrators,
                                             trustees, guardians and attorneys
                                             should show their full titles. If a
                                             corporation is shareholder, the
                                             corporate officer should sign in
                                             full corporate name and title, such
                                             as President or other officer. If a
                                             partnership or limited liability
                                             company is shareholder, please sign
                                             in such organization's name by an
                                             authorized person.

- --------------------------------------------------------------------------------
 If you have changed your address, please PRINT your new address on this line.